Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

THE SERIES A PREFERRED STOCK

OF

ADEPTUS HEALTH INC.

November 4, 2016

The undersigned, being the Executive Vice President and Chief Financial Officer of Adeptus Health Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1.                                      I am the duly elected and acting Executive Vice President and Chief Financial Officer of Adeptus Health Inc. (the “Corporation”).

2.                                      Pursuant to the authority conferred upon the Corporation’s board of directors (the “Board”) by the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”), the Board has adopted the following resolution creating a series of Preferred Stock as follows:

WHEREAS, the Certificate provides for a class of shares known as the Preferred Stock, issuable from time to time in one or more classes or series;

WHEREAS, the Board is authorized by the Certificate to fix the powers, preferences, rights, qualifications, limitations and restrictions granted to each new class or series of Preferred Stock and to fix the number of shares constituting any such new class or series; and

WHEREAS, the Board desires, pursuant to such authority, to establish a new series of, and to fix the powers, preferences, rights, qualifications, limitations and restrictions relating to, the Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority vested in the Board in accordance with the provisions of the Certificate, a new series of Preferred Stock is hereby created, and the Board hereby fixes and determines the designation of, the number of shares constituting, and the powers, preferences, rights, qualifications, limitations and restrictions relating to, such new series of Preferred Stock as follows:

Section 1.                        Designation.

A series of Preferred Stock of the Corporation is hereby designated as “Series A Preferred Stock,” $0.01 par value per share (the “Series A Preferred Stock”).  The number of authorized shares constituting the Series A Preferred Stock shall be Twenty-Seven Thousand Five Hundred (27,500).  The Corporation shall have the authority to issue fractional shares of the Series A Preferred Stock. The number of shares of Series A Preferred Stock authorized may be increased or decreased by resolution of the Board and the approval by the holders of a majority of the shares of the outstanding Series A Preferred Stock voting as a separate class.

Section 2.                         Dividends.

2A.                             General Obligation.  When and as declared by the Board and to the extent permitted under the GCL, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred Stock with respect to each Dividend Period as provided in this Section 2. Dividends on each share of the Series A Preferred Stock (a “Share”) shall accumulate on a daily basis, commencing on the Original Issue Date, at the rate of eight percent (8%) per annum on the Liquidation Value thereof and shall be payable in arrears on each March 15, June 15, September 15 and December 15 (each, a “Dividend Payment Date”), commencing on March 15, 2017; provided that if any Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on the Series A Preferred Stock shall instead be payable on) the immediately succeeding Business Day.  Such dividends shall accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative. All accumulated and unpaid dividends (the “Unpaid Preferred Return”) shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Stock.  Dividends payable on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of dividends payable on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.  The holders of the Series A Preferred Stock shall not be entitled to any dividends with respect to the Shares except as provided in this Certificate.

Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).  Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and shall end on and include the calendar day preceding the next Dividend Payment Date.  Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.

2B.                             Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of the Unpaid Preferred Return with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate Unpaid Preferred Return on the Shares held by each such holder.

Section 3.                        Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Stock, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, and the holders of Series A Preferred Stock shall not be entitled to any further payment.  If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Series A Preferred Stock held by each such holder. Not less than sixty (60) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of any Junior Stock in connection with such liquidation, dissolution or winding up.  For purposes of this Section 3, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 4.                        Voting Rights.

Except as otherwise provided herein and as otherwise required by applicable law, the holders of the Series A Preferred Stock shall have no voting rights.

Section 5.                        Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without first having provided written notice of such proposed action to each holder of the outstanding shares of the Series A Preferred Stock and having obtained the affirmative vote or prior written consent of the holders of a majority of the Series A Preferred Stock outstanding at the time such action is taken; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the affirmative vote or prior written consent of the holders of a majority of the Series A Preferred Stock then outstanding; provided, further, that without the affirmative vote or written consent of each holder of shares of Series A Preferred Stock so affected, no such action shall (by merger or otherwise) (i) amend, modify or waive the Liquidation Value or any holder’s right to payment of any dividends in the amounts and in the manner specified in Section 2, (ii) amend, modify or waive any provision with respect to such holder’s right to receive the Corporation Redemption Price or Stockholder Redemption Price pursuant to Section 7 or Section 8, (iii) amend, modify or waive this Section 5 or any voting percentages in this Certificate of Designation, (iv) amend, modify or waive any provision affecting the ranking of the Series A Preferred Stock (other than as specifically provided herein), or (v) amend, modify or waive Section 12. No waiver of any failure to comply with any provision, condition or requirement of this Certificate of Designation shall be deemed to be a continuing waiver in the future or a waiver of any subsequent failure or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission to exercise any right hereunder in any manner impair the exercise of any such right.

Section 6.                        Registration of Transfer; Transfer.

The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of its capital stock. Upon the surrender of any certificate representing any shares of capital stock of the Corporation at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.  Until the third anniversary of the Original Issue Date, and notwithstanding the foregoing, no holder of Series A Preferred Stock shall transfer such stock to any Person without first obtaining the prior written approval of the Board, except for the following permitted transfers:

(i)                                     With respect to a holder that is an investment fund (or any of such investment fund’s Affiliate), (i) any Affiliate of such holder including any of its limited partners, (ii) any successor entity of such holder, (iii) any other investment fund or vehicle of which such holder or an Affiliate or advisor thereof serves as the general partner or discretionary manager, advisor or sub-advisor, in each case, in accordance with its constitutive documents; or

(ii)                                  With respect to any natural Person, (x) for bona fide estate planning purposes to any parent, spouse or child (including those adopted) of such Person and each custodian or guardian of any property of one or more of such Persons in the capacity as such custodian or guardian (a “Partner of the Family”) or a trustee or trustees of a trust or trusts held solely for the benefit of a Partner of the Family of such Person, or (y) by will or by the laws of intestate succession, to such Person’s executors, administrators, testamentary trustees, legatees or beneficiaries.

Section 7.                        Redemption at Option of the Corporation; Maturity.

7A.                             Unless prohibited by the GCL governing distributions to stockholders, upon written notice from the Corporation requesting redemption of the shares of Series A Preferred Stock, in whole at any time or in part from time to time (a “Corporation Redemption Request”), such Series A Preferred Stock shall be redeemed by the Corporation at the Corporation Redemption Price (as defined below), from the holder of such share of Series A Preferred Stock, in accordance with the terms hereof. The date of each redemption (a “Corporation Redemption Date”) shall be determined by the Corporation.

7B.                             The “Corporation Redemption Price” shall be:

(i)                                     104% of the Liquidation Value of each share of Series A Preferred Stock to be redeemed, if the Corporation Redemption Date is prior to the twelve-month anniversary of the date each such share was first purchased from the Corporation.

(ii)                                  102% of the Liquidation Value of each share of Series A Preferred Stock to be redeemed, if the Corporation Redemption Date is on or after the twelve-month anniversary of the date each such share was first purchased from the Corporation and prior to the twenty-four-month anniversary of the date each such share was first purchased from the Corporation.

(iii)                               The Liquidation Value of each share of Series A Preferred Stock to be redeemed, if the Corporation Redemption Date is on or after the twenty-four-month anniversary of the date each such share was first purchased from the Corporation.

7C.                             The Corporation shall send written notice of the redemption (the “Corporation Redemption Notice”) to the holder(s) of record of the share(s) of Series A Preferred Stock that will be redeemed not less than three (3) Business Days prior to each Corporation Redemption Date.  Each Corporation Redemption Notice shall state:

(i)                                     the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Corporation Redemption Date;

(ii)                                  the Corporation Redemption Date and the Corporation Redemption Price; and

(iii)                               for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

7D.                             On or before the applicable Corporation Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Corporation Redemption Date shall, if the shares are in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Corporation Redemption Notice, and thereupon the Corporation Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

7E.                              If the Corporation Redemption Notice shall have been duly given, and if on the applicable Corporation Redemption Date the Corporation Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Corporation Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accumulate after such Corporation Redemption Date and all rights with respect to such shares shall forthwith after the Corporation Redemption Date terminate, except only the right of the holders to receive the Corporation Redemption Price without interest upon surrender of any such certificate or certificates therefor.

7F.                               The Series A Preferred Stock will not be subject to any sinking fund or other similar provisions.

7G.                             In the event that the Corporation redeems less than all of the outstanding shares of Series A Preferred Stock, (i) the outstanding shares shall be redeemed pro rata from the holders thereof, and (ii) redemptions shall be in whole-share increments.

7H.                            Upon the tenth anniversary of the Original Issue Date, the Corporation shall redeem all of the outstanding shares of Series A Preferred Stock pursuant to the procedures of this Section 7.

Section 8.                        Redemption at Option of the Holders of Series A Preferred Stock.

8A.                             Unless prohibited by the GCL governing distributions to stockholders, within thirty (30) days following a Change of Control, any holder of shares of Series A Preferred Stock may request that the Corporation redeem all or a portion of its shares of Series A Preferred Stock (a “Stockholder Redemption Request”). The date of the redemption (a “Stockholder Redemption Date”) shall be three (3) Business Days following the Stockholder Redemption Request. On the Stockholder Redemption Date the Corporation shall redeem the shares of Series A Preferred Stock of such holder.  The “Stockholder Redemption Price” shall be the Liquidation Value of each share of Series A Preferred Stock to be redeemed.

8B.                             Within two (2) Business Days following a Stockholder Redemption Request, the Corporation shall send written notice of the redemption (the “Stockholder Redemption Notice”) to each holder of record of the shares of Series A Preferred Stock that has delivered a Stockholder Redemption Request.  Each Stockholder Redemption Notice shall state:

(i)                                     the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Stockholder Redemption Date, which shall be the amount that was appropriately set forth in the applicable Stockholder Redemption Request;

(ii)                                  the Stockholder Redemption Date and the Stockholder Redemption Price; and

(iii)                               for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

8C.                             On or before the applicable Stockholder Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Stockholder Redemption Date shall, if the shares are in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Stockholder Redemption Notice, and thereupon the Stockholder Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

8D.                             If a Stockholder Redemption Notice shall have been duly given, and if on the applicable Stockholder Redemption Date the Stockholder Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Stockholder Redemption Date is paid in full, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accumulate after such Stockholder Redemption Date and all rights with respect to such shares shall forthwith after the Stockholder Redemption Date terminate, except only the right of the holders to receive the Stockholder Redemption Price without interest upon surrender of any such certificate or certificates therefor.

Section 9.                        Refinancing Efforts.

At such time as the Corporation reports Adjusted EBITDA (as such term is defined and calculated pursuant to the Corporation’s 2Q2016 earnings release) of $125 million or more (on a trailing twelve-month basis) for two consecutive fiscal quarters, the Corporation shall, subject to compliance with its credit agreements, use commercially reasonable efforts (as determined by the Board in its sole discretion) to effectuate one or more refinancing transactions resulting in the redemption of all of the outstanding shares of Series A Preferred Stock pursuant to the terms of Section 7 (Redemption at Option of the Corporation) hereof; provided, however, regardless of the Corporation Redemption Date, for purposes of this Section 9, the Corporation Redemption Price shall be determined pursuant to Section 7B(iii).

Section 10.                 Redeemed or Otherwise Acquired Shares.

Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

Section 11.                 Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 12.                 Series A Preferred Stock Protective Provisions.

At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(i)                                     issue any class or series of capital stock that ranks senior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption;

(ii)                                  incur, or permit any of its direct or indirect subsidiaries to incur, new Indebtedness (excluding non-recourse Indebtedness) in excess of $400 million in the aggregate; or

(iii)                               amend, alter or repeal any provision of this Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock.

Section 13.                 Definitions.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

“Change of Control” means (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Corporation by the Corporation or the stockholders (including without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any Person or group of related Persons  owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to appoint a majority of the Board, and (ii) any sale or transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries in any transaction or series of transactions to any Person or group of related Persons.

“Indebtedness” means, without duplication, (i) any indebtedness for borrowed money or (ii) any indebtedness evidenced by any note, bond, debenture or other debt security.

“Junior Stock” means the Corporation’s Class A Common Stock, par value $0.01 per share, the Corporation’s Class B Common Stock, par value $0.01 per share, or any other capital stock of the Corporation junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption.

“Liquidation Value” of any Share as of any particular date shall be equal to $1,000.00 plus all Unpaid Preferred Return thereon, whether or not declared.

“Original Issue Date” means November 4, 2016.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” means the Corporation’s Preferred Stock, par value $0.01 per share, whether currently issued or issued in the future, that by its terms expressly provides that it ranks senior to the Junior Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption.

Section 14.                 Information Rights.

With respect to a holder that is an investment fund (or any of such investment fund’s Affiliate), the Corporation shall use commercially reasonable efforts to provide all information and documents that such holder may reasonably request to the extent required to comply with such holder’s fund reporting obligations.

Section 15.                 No Preemptive Rights.

No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 16.                 Rights and Remedies of Holders.

16A.                      The various provisions set forth herein for the benefit of the holders of the Series A Preferred Stock and shall be enforceable by them, including by one or more actions for specific performance.

16B.                      Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any holder of the Series A Preferred Stock of a particular remedy will not preclude the exercise of any other remedy.

16C.                      The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by law.

Section 17.                 Notices.

17A.                      Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

17B.                      Notice or other communication pursuant to Section 17A will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of the date first written above.

Being an Authorized Officer of Adeptus Health Inc.

/s/ Frank R. Williams, Jr.
By:	Frank R. Williams, Jr.
Its:	Executive Vice President and Chief Financial Officer

Signature Page to Certificate of Designation